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Exhibit 32

NEWS RELEASE

XSTRATA ANNOUNCES INTENTION TO PURCHASE UP TO 5% OF FALCONBRIDGE
COMMON SHARES ON TSX

Toronto and Zug, 27 July 2006

Xstrata plc today announced that it intends to purchase common shares of Falconbridge Limited ("Falconbridge Common Shares") through the facilities of the Toronto Stock Exchange (the "TSX"), subject to market conditions and applicable law, from time to time commencing on 28 July 2006, until the expiry of the Xstrata offer for all of the Falconbridge Common Shares that it does not directly or indirectly own. The Ontario Securities Commission, in a decision released on 30 June 2006, ordered that the Falconbridge shareholder rights plan be cease traded, and that Xstrata be permitted to make market purchases through the facilities of the TSX, in each case as of 28 July 2006. The aggregate number of Falconbridge Common Shares acquired by Xstrata or any of its subsidiaries through the facilities of the TSX during the period in which the Xstrata offer for Falconbridge is open for acceptance will not exceed 5% of the outstanding Falconbridge Common Shares.

Xstrata has made an offer to acquire all remaining Falconbridge Common Shares not already owned by Xstrata. The purchase of up to 5% of Falconbridge Common Shares on market will be undertaken with the sole aim of assisting Xstrata to achieve its consistently stated objective of acquiring 100% of Falconbridge Common Shares.

Xstrata will issue a press release promptly after the close of business in Toronto on each day in which Xstrata or any of its subsidiaries purchase Falconbridge Common Shares on the TSX during the period in which Xstrata's offer for Falconbridge is open for acceptance.

Assuming Xstrata's offer for Falconbridge is approved by Xstrata's shareholders at a meeting to be held on 14 August, Xstrata will take up and pay C$62.50 in cash for any and all Falconbridge Common Shares tendered to its offer on that day. The expiry time for Xstrata's offer is 8 p.m. (Toronto time) on Monday, 14 August 2006.

ends

Falconbridge Shareholders with questions please contact:

Kingsdale Shareholder Services Inc.
North American Toll Free:	1-866-639-7993
Outside North America, Banks and Brokers Call Collect	+1 (416) 867-2272
Email:	contactus@kingsdaleshareholder.com

Xstrata contacts

Claire Divver		Ernie Lalonde
Telephone	+44 20 7968 2871	National Public Relations
Mobile	+44 7785 964 340	Telephone	+1 416 848 1423
Email	cdivver@xstrata.com	Email	elalonde@national.ca
Michael Oke
Aura Financial
Telephone	+44 20 7321 0033
Mobile	+44 7834 368 299
Email	michael@aura-financial.com

Each of Deutsche Bank AG, JPMorgan Cazenove Limited and TD Securities Inc. is acting exclusively for Xstrata plc ("Xstrata" or the "Company") and no one else in connection with the proposed acquisition of Falconbridge (the "Falconbridge Acquisition") and will not be responsible to anyone other than Xstrata for providing the protections afforded to its clients or for providing advice in relation to the Falconbridge Acquisition and/or any other matter referred to in this announcement.

The offer for Falconbridge referred to herein (as the same may be varied in accordance with applicable law, the "Offer") is being made by Xstrata Canada Inc. (the "Offeror"), a wholly-owned indirect subsidiary of the Company.

This announcement does not constitute or form part of any offer or invitation to purchase, otherwise acquire, subscribe for, sell, otherwise dispose of or issue, or any solicitation of any offer to sell, otherwise dispose of, issue, purchase, otherwise acquire or subscribe for, any security. The Offer is being made exclusively by means of, and subject to the terms and conditions set out in, the offer and offering circular filed on 18 May 2006, as amended and varied by the notice of extension dated 7 July 2006, the notice of variation dated 11 July 2006 and the notice of variation dated 21 July 2006, each filed with Canadian provincial and United States federal securities regulators.

The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published or distributed should inform themselves about and observe such restrictions.

Unless the context otherwise requires, references in this announcement to the "Enlarged Group" are to Xstrata and its subsidiaries and subsidiary undertakings and, where the context requires, its associated undertakings as constituted immediately following completion of the Falconbridge Acquisition and therefore such references include the Xstrata group as enlarged by the Falconbridge group. Completion of the Falconbridge Acquisition is subject to a number of conditions.

Unless the context otherwise requires, references in this announcement to the "Falconbridge Acquisition" assume an acquisition under the Offer of all outstanding Falconbridge shares not already owned by the Xstrata group.

Nothing in this announcement is an offer of securities for sale or a solicitation of an offer to purchase securities in the United States or in any other jurisdiction. The securities of Xstrata referred to herein have not been and will not be registered under the US Securities Act of 1933, as amended (the "Securities Act"), and such securities may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

This announcement includes statements that are, or may be deemed to be, "forward-looking statements". By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future and may be beyond Xstrata's ability to control or predict. Forward-looking statements are not guarantees of future performance. The Xstrata group's and the Enlarged Group's actual results of operations, financial condition, liquidity, dividend policy and the development of the industries in which they operate may differ materially from the impression created by the forward-looking statements contained in this announcement. Further, actual developments in relation to the Falconbridge Acquisition and the expected completion, and timing of completion, of the Falconbridge Acquisition may differ materially from those contemplated by forward-looking statements depending on certain factors which include, but are not limited to, the risk that Xstrata shareholders may not vote in favour of the resolution to be proposed at the extraordinary general meeting to consider the Falconbridge Acquisition, the other conditions of the Falconbridge Acquisition may not be satisfied on a timely basis or at all, the risks that (and the risks associated with the fact that) the Xstrata group may not acquire under the Xstrata offer all of the Falconbridge shares not already owned by the Xstrata group, the Xstrata group may not realise the anticipated benefits, operational and other synergies and/or cost savings from the Falconbridge Acquisition and/or the acquisition by the Xstrata group of a one third interest in Cerrejón which completed on 12 May 2006 and/or the acquisition by the Xstrata group of BHP Billiton Tintaya S.A. ("Tintaya") which completed on 21 June 2006 and the Xstrata group may incur and/or experience unanticipated costs and/or delays or difficulties relating to integration of the Enlarged Group. In addition, even if the results of operations, financial condition, liquidity and dividend policy of the Xstrata group and the Enlarged Group (as the case may be), and the development of the industries in which they operate, are consistent with the forward-looking statements contained in this announcement, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause these differences include, but are not limited to, general economic and business conditions, commodity price volatility, industry trends, competition, changes in government and other regulation, including in relation to the environment, health and safety and taxation, labour relations and work stoppages, changes in political and economic stability, currency fluctuations (including the €/US$, £/US$, A$/US$, C$/US$, ZAR/US$, the Colombian peso/US$ and the Peruvian Sol/US$ exchange rates), the Xstrata group's ability to integrate new businesses (including the Falconbridge group, the Xstrata group's interest in Cerrejón and Tintaya) and recover its reserves or develop new reserves and changes in business strategy or development plans and other risks.

Other than in accordance with its legal or regulatory obligations (including under the Listing Rules (the "Listing Rules"), the Disclosure Rules and the Prospectus Rules of the UK Financial Services Authority), Xstrata does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

No statement in this announcement is intended as a profit forecast and no statement in this announcement should be interpreted to mean that earnings per Xstrata ordinary share for the current or future financial years would necessarily match or exceed the historical published earnings per Xstrata ordinary share.

Recent developments in relation to Xstrata's offer for Falconbridge:

On 25 July 2006, Phelps Dodge Corp issued a press announcement stating that it had received an Advance Ruling Certificate from the Canadian Competition Bureau unconditionally clearing its offer to purchase all of the outstanding common shares of Inco Limited.

On 26 July 2006, Inco Limited issued a press announcement outlining why it believes the Inco-Falconbridge combination remains the best alternative for Falconbridge shareholders.

For the purposes of and in accordance with the Listing Rules, Xstrata confirms that, except as disclosed in this announcement and/or as disclosed in the Xstrata shareholder circular dated 30 May 2006 and/or the announcements issued by Xstrata on 11, 19, 20 and 25 July 2006 in connection with the Falconbridge Acquisition and/or the Xstrata shareholder circular dated 20 July 2006 and/or as otherwise disclosed by Xstrata via a Regulatory Information Service approved by the UK Financial Services Authority and, in relation to the Falconbridge group, so far as Xstrata is aware having regard to public information, there has been no significant change affecting any matter contained in the announcement issued by Xstrata on 17 May 2006 in connection with the Falconbridge Acquisition (the "17 May 2006 Announcement") and no other significant new matter has arisen which would have been required to be mentioned in the 17 May 2006 Announcement if it had arisen at the time of preparation of the 17 May 2006 Announcement.

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XSTRATA ANNOUNCES INTENTION TO PURCHASE UP TO 5% OF FALCONBRIDGE COMMON SHARES ON TSX